EXHIBIT 10.1

STARWOOD WAYPOINT RESIDENTIAL TRUST
EQUITY PLAN

PERFORMANCE SHARE AWARD AGREEMENT

THIS PERFORMANCE SHARE AWARD AGREEMENT (the “Agreement”), dated as of February [•], 2017 (the “Grant Date”), is made by and between Colony Starwood Homes, a Maryland real estate investment trust (the “Company”), and [•] (the “Grantee”).

WHEREAS, the Company previously adopted the Starwood Waypoint Residential Trust Equity Plan (the “Plan”), pursuant to which the Company may grant to the Grantee restricted share units, the payment of which may be subject to performance vesting and forfeiture conditions (“Performance Shares”);

WHEREAS, the Grantee is a natural person who is providing bona fide services to the Company on the date of this Agreement; and

WHEREAS, the Company desires to grant to the Grantee the number of Performance Shares provided for herein.

NOW, THEREFORE, in consideration of the recitals and the mutual agreements herein contained, the parties hereto agree as follows:

Section 1.Grant of Performance Share Award

(a)Grant of Performance Shares. The Company hereby grants to the Grantee [•] Performance Shares (subject to adjustment in accordance with Section 2(d)) on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.

(b)Incorporation of Plan. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Board shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Grantee and its representatives in respect of any questions arising under the Plan or this Agreement.

Section 2.Terms and Conditions of Award

The grant of Performance Shares provided in Section 1(a) shall be subject to the following terms, conditions and restrictions:

(a)Restrictions. The Performance Shares, and any interest therein, may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, prior to the lapse of restrictions set forth in this Agreement applicable thereto, as set forth in Section 2(d). The Board may in its discretion, cancel all or any portion of any outstanding restrictions prior to the expiration of the periods provided under Section 2(d).

The date on which a Performance Share becomes vested and payable shall be referred to herein as the “Vesting Date.”

(b)Form of Payment. Unless otherwise determined by the Committee at the time of payment, each Performance Share granted hereunder shall represent the right to receive one Share immediately following the Vesting Date (if any) with respect to such Performance Share, as provided herein.

(c)Dividend/Distribution Equivalents. Additional Performance Shares shall be credited to the Grantee’s account under this Agreement as of each date (a “Dividend Date”) on which cash or non-cash dividends or distributions are paid with respect to Shares underlying as yet unpaid Performance Shares, provided that the record date with respect to such dividend or distribution occurs during the period beginning on the Grant Date and ending on the Vesting Date of the underlying Performance Shares. The number of additional Performance Shares to be so credited to the Grantee’s account with respect to this Award as of any Dividend Date shall equal the quotient obtained by dividing (i) the product of (A) the number of the Performance Shares credited to such account on the record date for such dividend or distribution and (B) the amount or value of the per share dividend or distribution payable on such Dividend Date, by (ii) the Fair Market Value of a Share as of such Dividend Date.

(d)Lapse of Restrictions; Forfeiture.

(i)Performance Vesting – Three-Year Same Store Core NOI Absolute Growth. Except as may otherwise be provided herein, the restrictions on transfer set forth in Section 2(c) shall lapse on March 1, 2020 with respect to a number of Performance Shares equal to the product of (A) one-third of the Performance Shares credited to the Grantee’s account hereunder, and (B) the applicable “NOI Growth Performance Factor,” subject to the Grantee continuing to provide service to the Company as of such Vesting Date. For purposes of this Section 2(d)(ii):

(A)if the aggregate three-year Same Store Core NOI absolute growth of the Company during the period from January 1, 2017 through December 31, 2019 (the “Performance Period”) (the calculation of which shall be subject to approval by the Compensation Committee of the Board) (“NOI Growth”) is less than 9%, the NOI Growth Performance Factor shall be 0%;

(B)if NOI Growth equals 9%, the NOI Growth Performance Factor shall be 25%;

(C)if NOI Growth equals 12% (“NOI Growth Target Performance”), the NOI Growth Performance Factor shall be 100%;

(D)if NOI Growth equals or exceeds 15% (“NOI Growth Maximum Performance”), the NOI Growth Performance Factor shall be 175%;

(E)if NOI Growth is more than 9% but less than 12%, the NOI Growth Performance Factor shall be determined by straight-line interpolation between 25% and 100%; and

(F)if NOI Growth is more than 12% but less than 15%, the NOI Growth Performance Factor shall be determined by straight-line interpolation between 100% and 175%.

(ii)Performance Vesting – Three-Year Total Shareholder Return Relative to Index. Except as may otherwise be provided herein, the restrictions on transfer set forth in Section 2(c) shall lapse on March 1, 2020 with respect to a number of Performance Shares equal to the product of (A) one-third of the Performance Shares credited to the Grantee’s account hereunder, and (B) the applicable “Index Shareholder Return Performance Factor,” subject to the Grantee continuing to provide service to the Company as of such Vesting Date. For purposes of this Section 2(d)(iii):

(A)if the total shareholder return of the Company during the Performance Period (the calculation of which shall be subject to approval by the Compensation Committee of the Board) (the “Shareholder Return”) is less than (1) the return of the SNL US REIT Multifamily Index during the Performance Period (the “Index Return”) minus (2) 600 basis points, the Index Shareholder Return Performance Factor shall be 0%;

(B)if the Shareholder Return equals (1) the Index Return minus (2) 600 basis points, the Index Shareholder Return Performance Factor shall be 25%;

(C)if the Shareholder Return equals the Index Return (“Index Shareholder Return Target Performance”), the Index Shareholder Return Performance Factor shall be 100%;

(D)if the Shareholder Return equals or exceeds (1) the Index Return plus (2) 600 basis points (“Index Shareholder Return Maximum Performance”), the Index Shareholder Return Performance Factor shall be 175%;

(E)if Shareholder Return is more than the Index Return minus 600 basis points but less than Index Return, the Index Shareholder Return Performance Factor shall be determined by straight-line interpolation between 25% and 100%; and

(F)if Shareholder Return is more than Index Return but less than the Index Return plus 600 basis points, the Index Shareholder Return Performance Factor shall be determined by straight-line interpolation between 100% and 175%.

(iii)Performance Vesting – Three-Year Absolute Total Shareholder Return. Except as may otherwise be provided herein, the restrictions on transfer set forth in Section 2(c) shall lapse on March 1, 2020 with respect to a number of Performance Shares equal to the product of (A) one-third of the Performance Shares credited to the Grantee’s account hereunder, and (B) the applicable “Absolute Shareholder Return Performance Factor,” subject to the Grantee continuing to provide service to the Company as of such Vesting Date. For purposes of this Section 2(d)(iv):

(A)if the Shareholder Return is less than 15%, the Absolute Shareholder Return Performance Factor shall be 0%;

(B)if Shareholder Return equals 15%, the Absolute Shareholder Return Performance Factor shall be 25%;

(C)if Shareholder Return equals 24% (the “Absolute Shareholder Return Target Performance”), the Absolute Shareholder Return Performance Factor shall be 100%;

(D)if Shareholder Return equals or exceeds 33% (“Absolute Shareholder Return Maximum Performance”), the Absolute Shareholder Return Performance Factor shall be 175%;

(E)if Shareholder Return is more than 15% but less than 24%, the Absolute Shareholder Return Performance Factor shall be determined by straight-line interpolation between 25% and 100%; and

(F)if Shareholder Return is more than 24% but less than 33%, the Absolute Shareholder Return Performance Factor shall be determined by straight-line interpolation between 100% and 175%.

(iv)Notwithstanding the foregoing, if a Change of Control occurs, then any as yet unvested Performance Shares credited to the Grantee’s account hereunder shall become immediately vested, payable and free of transfer restrictions in accordance with the following: (a) the shares that will vest as a result of the NOI Growth Performance Factor and the Absolute Shareholder Return Performance Factor shall be based upon the Company’s actual performance as of the Change of Control relative to the respective performance levels set forth above, provided, that such performance levels shall be pro rated according to that portion of the Performance Period that will have elapsed as of the Change of Control (for example, if the Change of Control were December 31 of the second year of the Performance Period, the NOI Growth threshold performance would be 6%, the NOI Growth Target Performance would be 8% and the NOI Growth Maximum Performance would be 10%); (b) the shares that will vest as a result of the Index Shareholder Return Performance Factor shall be based upon the Company’s actual performance as of the consummation of the Change of Control relative to the respective performance level set forth above; provided, further, that if such Change of Control occurs prior to the expiration of the first year of the Performance Period, then any as yet unvested performance-vesting Performance Shares credited to the Grantee’s account hereunder shall become immediately vested, payable and free of transfer restrictions at NOI Growth Target Performance, Index Shareholder Return Target Performance and Absolute Shareholder Return Target Performance levels, as applicable.  In each case, in the event of vesting under such conditions, such payment shall be made or deemed made immediately preceding and effective upon the occurrence of such Change of Control.

(v)In addition, if the Grantee’s service is terminated by the Company without Cause or by the Grantee for Good Reason, then any as yet unvested performance-vesting

Performance Shares credited to the Grantee’s account hereunder shall continue to vest in accordance with the terms hereof from and after the Grantee’s termination and shall become vested, payable and free of transfer restrictions on the Vesting Date.

(vi)Upon termination of the Grantee’s service to the Company by the Company for Cause or by the Grantee for any reason (other than upon a Change of Control and termination for Good Reason as provided above), any as yet unvested Performance Shares credited to the Grantee’s account hereunder shall be immediately forfeited. In addition, any Performance Shares that do not become vested as a result of failure to attain the performance levels set forth above shall thereupon be forfeited. Such Performance Shares forfeited pursuant to this Section 2(d) shall be transferred to, and reacquired by, the Company without payment of any consideration by the Company, and neither the Grantee nor any of the Grantee’s successors or assigns shall thereafter have any further rights or interests in such Performance Shares.

(vii)For purposes of this Agreement, “Cause” means: (A) any actions or omissions by the Grantee representing a fraud or willful misconduct against the Company or an Affiliate of the Company; (B) commission by the Grantee of any felony; (C) any violation by the Grantee of any material written policy of the Company; (D) any failure by the Grantee to perform or satisfy any of his or her duties or obligations to the Company or any Affiliate of the Company or any grossly negligent or reckless disregard of any such duties or obligations; or (E) any failure by the Grantee to devote his or her full working-time and attention (other than due to physical or mental incapacity or customary and reasonable time off for vacations and holidays) to the performance of his or her duties to the Company and its Affiliates, provided, however, that upon written notice from the Company of a violation of clause (D) or (E), the Grantee shall be given 15 days from the delivery of such notice to cure such violation to the satisfaction of the Company. For purposes of this Agreement, “Disability” means the inability of the Grantee, as determined by the Company, to perform the essential functions of his or her duties to the Company, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months.

(viii)For purposes of this Agreement, “Good Reason” means the occurrence of any one or more of the following events without the Grantee’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below: (A) a material diminution in the Grantee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities; (B) a material reduction of the Grantee’s base salary, as the same may be increased from time to time; (C) a change in the geographic location of offices of the Company in Scottsdale, Arizona by more than 25 miles from its existing location; or (D) the Company’s material breach of this Agreement. Notwithstanding the foregoing, the Grantee will not be deemed to have resigned for Good Reason unless: (A) the Grantee provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed to constitute Good Reason within 60 days after the date of the occurrence of any event that the Grantee knows or should reasonably have known to constitute Good Reason; (B) the

Company fails to cure such acts or omissions within 30 days following its receipt of such notice; and (C) the effective date of the Grantee’s termination for Good Reason occurs no later than 60 days after the expiration of the Company’s cure period.

(ix)The Company and the Grantee acknowledge that the vesting of the Performance Shares may be subject to acceleration under certain circumstances in accordance with any employment agreement between the Grantee and the Company or its affiliates from time to time.

(e)Settlement of Performance Shares. Performance Shares which vest as provided under Section 2(d) shall be paid to the Grantee in a lump sum promptly, but in no event later than 30 days, following the Vesting Date.

In the event that Shares are to be issued upon any lapse of restrictions relating to the Performance Shares, the Company shall issue to the Grantee such Shares in book-entry form.

Notwithstanding anything herein to the contrary, no distribution hereunder shall be made to the Grantee during the six (6)-month period following the Grantee’s “separation from service” to the extent that the Company determines that paying such amounts at the time set forth in this Section 2 would be a prohibited distribution under Code Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Grantee’s death), the Company shall pay the Grantee the cumulative amounts that would have otherwise been payable to the Grantee during such period. For purposes of Section 409A of the Code, any right to a series of payments pursuant to this Agreement shall be treated as a right to a series of separate payments.

(f)Tax Withholding. The Company shall be entitled to withhold in cash, shares or deduction from other compensation payable to the Grantee any sums required by federal, state or local tax law to be withheld with respect to the grant, vesting, distribution and/or payment of the Award.

In satisfaction of the foregoing requirement, Grantee may, to the extent permitted by Section 409A of the Code, including Treas. Reg. Section 1.409A-3(j)(4)(vi), elect to effect a broker-assisted net settlement transaction with respect to the Shares issuable under the Award, or have the Company withhold Shares otherwise issuable under the Award, having a Fair Market Value equal to the sums required to be withheld. Notwithstanding the foregoing, to the extent that any Federal Insurance Contributions Act tax withholding obligations arise in connection with the Award, the Company shall withhold Shares otherwise issuable under the Award (including through a broker-assisted net settlement transaction) having a Fair Market Value equal to the sums required to be withheld in satisfaction of such withholding obligations and shall, to the extent necessary, accelerate the payment of a portion of the Award sufficient to satisfy (but not in excess of) such tax withholding obligations and any tax withholding obligations associated with any such accelerated payment.

Subject to the following sentence, the number of Shares which shall be so withheld in order to satisfy Grantee’s federal, state and local withholding liabilities with respect to the grant, vesting, distribution and/or payment of the Award shall be limited to the number of Shares which have a Fair Market Value on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state and local tax purposes that are applicable to such supplemental taxable income.

Section 3.Miscellaneous

(a)Notices. Any and all notices, designations, consents, offers, acceptances and any other communications provided for herein shall be given in writing and shall be delivered either personally or by registered or certified mail, postage prepaid, which shall be addressed, in the case of the Company to the General Counsel of the Company at the principal office of the Company and, in the case of the Grantee, at the address most recently on file with the Company.

(b)No Right to Continued Service. Nothing in the Plan or in this Agreement shall confer upon the Grantee any right to continue in the service of the Company.

(c)Bound by Plan. By signing this Agreement, the Grantee acknowledges that the Grantee has received a copy of the Plan and has had an opportunity to review the Plan and has agreed to be bound with respect to all the terms and provisions of the Plan.

(d)Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of the Grantee and the Grantee’s successors and assigns.

(e)Invalid Provision. The invalidity or unenforceability of any particular provision thereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

(f)Modifications. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

(g)Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.

(h)Governing Law. This Agreement and the rights of the Grantee hereunder shall be construed and determined in accordance with the laws of the State of Maryland.

(i)Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(j)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the [•] day of February, 2017.

COLONY STARWOOD HOMES

By:
Name:  Frederick C. Tuomi
Title:    Chief Executive Officer

GRANTEE

Name:  [•]